Exhibit 1

EXECUTION VERSION
CONFIDENTIAL

January 29, 2012

The Gores Group, LLC (“Gores”)
10877 Wilshire Boulevard, 18th Floor
Los Angeles, CA 90024

Ladies and Gentlemen:

This commitment letter sets forth the commitment of the undersigned co-investor (the “Investor”) to purchase an Interest (as defined below) in Auto Co-Investors, LLC, a Delaware limited liability company (“Holdco”), which has been formed for the purpose of acquiring Auto Acquisition Company, LLC, a Delaware limited liability company (“Parent”), which, in turn, was formed to acquire, together with a special purpose vehicle owned by Gores Capital Partners, III, L.P. and affiliates of Gores (the “Sponsor”), The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated on or about January [__], 2012 (the “Merger Agreement”), by and among Parent, Auto Mergersub, Inc., a Pennsylvania corporation (“Merger Sub”), and the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”).  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Limited Liability Company Agreement of Holdco (“Holdco Operating Agreement”).

1.       Commitment.  This commitment letter confirms the commitment of the Investor, subject to the terms and satisfaction of each of the conditions set forth herein, to purchase, immediately prior to the closing of the Transaction, an Interest for an aggregate purchase price equal to the dollar amount set forth on the Investor’s signature page hereto, which amount may not be reduced by Gores (the “Commitment”).  Holdco shall use all proceeds from the Commitment solely to purchase a Shareholder Interest (as defined in the Limited Liability Company Agreement of Parent (“Parent Operating Agreement”)) of Parent, and Parent shall use all proceeds from the Commitment solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate consideration for the Transaction and related expenses.  The proceeds from the Commitment may be used for no other purpose.  The Investor shall not, under any circumstances, be obligated pursuant to this commitment letter to contribute to Holdco more than the Commitment or to make any other contribution to any other Person.  The Investor’s purchase of an Interest in Holdco shall be at an equivalent price, and shall entitle the Investor to an equivalent proportionate indirect ownership of the Company, to the Sponsor’s purchase of its Shareholder Interest in Parent.

2.       Conditions.  The Investor’s obligations to fund the Commitment pursuant to this commitment letter are conditioned upon:

(a)      the satisfaction of all conditions precedent to the obligations of Parent and Merger Sub (as defined in the Merger Agreement, which is attached as Exhibit A hereto) to consummate the Transaction set forth in the Merger Agreement (without any waiver of any such condition or amendment of the Merger Agreement except waivers or amendments in which Parent, Merger Sub and the Investor concur in writing);

(b)      the contemporaneous purchase (i) by any other co-investor or other entities of Interests in Holdco at an equivalent price and on the same economic terms as the purchase by the Investor of its Interest in Holdco and (ii) by the Sponsor of its Shareholder Interest in Parent at an equivalent price and on the same economic terms as the purchase by Holdco of its Shareholder Interest in Parent, which Shareholder Interests, in the aggregate, are sufficient to fund the Merger Consideration (as defined in the Merger Agreement) less the amount of the Debt Financing (as defined in the Merger Agreement); provided, that the economic terms with respect to the Sponsor shall not include differences attributable to the payment of any transaction fees or monitoring fees paid or payable to the Sponsor or its affiliates as of or following the consummation of the Transaction, which monitoring fees shall not exceed the amount set forth on Schedule A hereto; provided, further, that upon the consummation of the Transaction, the Investor shall share in such transaction fees in the manner and amount set forth on Schedule A hereto;

(c)      the substantially contemporaneous funding of the Debt Financing or any alternative debt financing (on terms that are not materially less favorable from the standpoint of Parent and Merger Sub than, those previously disclosed in the Debt Commitment Letters (as defined in the Merger Agreement)) (subject only to receipt of the Commitment); and

(d)      Gores having executed or caused to be executed, and having delivered or caused to be delivered to the Investor, each of the Subscription Agreement for Holdco (the “Subscription Agreement”), the Holdco Operating Agreement, the Parent Operating Agreement and the Side Letter (as defined below) in accordance with Section 4 hereof.

3.       Funding.  Subject to the satisfaction of the conditions set forth herein, the Investor shall be obligated to fund the Commitment on the Contemplated Closing Date (as defined below).  The Investor shall fund the Commitment to an account of Holdco or, pursuant to a funding direction letter, an account of Gores (the “Funding Account”).  For purposes of this commitment letter, the term “Contemplated Closing Date” shall mean the date on which the Sponsor expects to consummate the Transaction and on which the Sponsor funds, or causes to be funded, to the Funding Account its commitment to purchase a Shareholder Interest in order to fund its portion of the Merger Consideration.  Gores will notify the Investor of the Contemplated Closing Date at least ten (10) Business Days prior thereto.  In the event that the Transaction is not consummated within ten (10) Business Days of the Contemplated Closing Date, or to the extent that Gores does not use the Commitment to fund the Investor’s proportionate share of the Merger Consideration and related expenses in accordance with this letter agreement, Gores will return the unused portion of the Investor’s funded Commitment, together with the interest accrued thereon (net of any applicable withholding taxes), at the earliest reasonably practicable time, which time shall be no later than the date on which the Sponsor’s funded commitment is returned (and, in any event, within ten (10) Business Days after the date of the Contemplated Closing Date), provided that the closing of the Transaction has not occurred prior to such time.

4.       Equity Documents.  On the Contemplated Closing Date, the Investor will become a Member of Holdco by simultaneously entering into the Subscription Agreement and the Holdco Operating Agreement.  On the Contemplated Closing Date, Holdco will become a Shareholder (as defined in the Parent Operating Agreement) of Parent by entering into the Parent Operating Agreement.  The Subscription Agreement will be in the form attached as Exhibit B hereto.  The Holdco Operating Agreement will be in the form attached as Exhibit C hereto.  The Parent Operating Agreement will be in the form attached as Exhibit D hereto.  The Side Letter to the Holdco Operating Agreement and the Parent Operating Agreement, by and among the Investor, Holdco, Parent and Gores (the “Side Letter”), will be in the form attached as Exhibit E hereto and will provide the Investor with a board appointee right that is, in all material respects, as follows:

For so long as the Investor continues to own at least 50% of the Interests owned by it on the date of the Holdco Operating Agreement, Gores shall take all necessary action to (a) cause Gores Auto Investors, LLC (“Gores SPV”), to appoint one individual designated by the Investor and reasonably acceptable to Gores to the board of directors of Parent and (b) cause Parent (and, as necessary, any intermediate subsidiaries of Parent) to appoint one individual designated by the Investor and reasonably acceptable to Gores to the board of directors of the Company, but, in the case of (b), only to the extent the board of directors of the Company includes a director who is an affiliate (except in such person’s role as a director of the Company), officer, director, employee or appointee of Gores.  Notwithstanding anything to the contrary contained in the Parent Operating Agreement or the organizational documents of the Company, (a) the Investor may remove its directors, fill replacements and designate alternative directors at any time, and (b) any director designated by the Investor may be removed only for cause.  Any director designated by the Investor shall be entitled to exculpation to the maximum extent permitted by law and to exculpation, indemnification and insurance coverage on the same terms and subject to the same conditions as the exculpation, indemnification and insurance coverage afforded to Gores SPV appointees to the boards of directors of Parent and the Company (in their capacities as directors of Parent and the Company).  If Parent or the Company, or any of their respective successors or assignees, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of Parent or the Company, as the case may be, assume the obligations of Parent or the Company with respect to indemnification of members of the board of directors and maintain directors’ and officers’ insurance coverage on terms not less favorable than those in effect immediately before such consolidation or merger.

5.       Termination.  This commitment letter, including, but not limited to, the Investor’s obligation to fund the Commitment, shall terminate automatically, immediately and in its entirety upon the earliest of (a) the termination of the Merger Agreement, (b) the date on which the Equity Commitment Letter (as defined in the Merger Agreement) terminates and (c) the date on which the Investor has funded the Commitment in full in accordance with Section 3 hereof.  The parties hereto acknowledge that the Investor neither has any right to receive any portion of the Termination Fee (as defined in the Merger Agreement), nor has any obligation to pay any portion of the Parent Termination Fee (as defined in the Merger Agreement), in the event of the Merger Agreement’s termination.  The parties hereto further acknowledge that the Investor shall not be liable for, and its Commitment shall not be used for, any portion of any fees or expenses incurred by Gores, the Sponsor, Holdco, Parent or any affiliate thereof in the event that the Transaction is not consummated, including, without limitation, the Parent Termination Fee or any other amounts, if such fees or expenses are paid or payable pursuant to the Merger Agreement or otherwise.

6.       Assignment.  The Investor’s obligation to fund the Commitment may not be assigned, except as permitted in this Section 6.  The Investor may assign all or a portion of its obligations to fund the Commitment to any of its affiliates; provided, however, that any such assignment shall not relieve the undersigned of its obligations under Section 1 hereof.

7.       Recourse.  This commitment letter relates to the obligations of the Investor to provide financing to Holdco as set forth above, and is not a guaranty of collection or the performance of any other obligations of Holdco, Parent or any other Person.  Creditors of Gores, Holdco, Parent or of their respective affiliates shall have no right to enforce this commitment letter or to cause Gores to enforce this commitment letter.  Notwithstanding anything that may be expressed or implied in this commitment letter, by its acceptance hereof, Gores acknowledges and agrees for itself and its affiliates from time to time (including Holdco, Parent and, after the closing of the Transaction, the Company and each of its subsidiaries) that (a) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the Investor, any direct or indirect holder of any equity interests or securities of the Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any affiliate of the Investor or any direct or indirect affiliate, director, officer, employee, partner, member, controlling person or representative of any of the foregoing Persons (any such Person, a “Related Person”), whether by the enforcement of any judgment or assessment, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by Related Persons under this commitment letter or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

8.       Parties in Interest.  No Person other than Holdco shall be entitled to rely upon this commitment letter.  This commitment letter shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended to, or shall, confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this commitment letter.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that Holdco shall be an express third-party beneficiary to the agreements made in this commitment letter, with full and complete rights to enforce the terms and conditions hereof.

9.       Representations of Investor. The Investor hereby represents and warrants to Gores that:

(a)      the Investor has all corporate power and authority to execute, deliver and perform this commitment letter;

(b)      the execution, delivery and performance of this commitment letter by the Investor has been duly and validly authorized and approved by all necessary corporate action by the Investor;

(c)      this commitment letter has been duly and validly executed and delivered by the Investor and (assuming this commitment letter’s valid execution and delivery by Gores) constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity;

(d)      the execution, delivery and performance of this commitment letter by the Investor does not and shall not conflict with, violate the terms of, or result in the acceleration of an obligation under (i) any material contract, commitment or other material instrument to which the Investor is a party or is bound or (ii) any provision of the Investor’s organizational documents; and

(e)      the Investor has uncalled capital commitments equal to the Commitment.

10.     Representations of Gores.  Gores hereby represents and warrants to the Investor that:

(a)      Gores has all limited liability company power and authority to execute, deliver and perform this commitment letter;

(b)      the execution, delivery and performance of this commitment letter by Gores has been duly and validly authorized and approved by all necessary limited liability company action by Gores;

(c)      this commitment letter has been duly and validly executed and delivered by Gores and (assuming this commitment letter’s valid execution and delivery by the Investor) constitutes a valid and legally binding obligation of Gores, enforceable against Gores in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity;

(d)      the execution, delivery and performance of this commitment letter by the Investor does not and shall not conflict with, violate the terms of, or result in the acceleration of an obligation under (i) any material contract, commitment or other material instrument to which Holdco is a party or is bound or (ii) any provision of Holdco’s organizational documents;

(e)      Holdco and Parent each is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of organization, and has all requisite power and authority to conduct its business as currently conducted or proposed to be conducted; and each of  Holdco and Parent (i) is a newly formed entity created for the purpose of owning equity securities of Parent and the Company, respectively, (ii) has not prior to the date hereof engaged in any business or other activity and (iii) as of the date hereof, has no assets and no liabilities other than any liabilities incidental to formation;

(f)       Parent will be an “operating company” within the meaning of 29 CFR 2510.3-101, engaged, directly or through at least majority-owned subsidiaries, in the production or sale of a product or service other than the investment of capital;

(g)      Neither Holdco nor any of its “affiliates” (as defined in Section VI(c) of Prohibited Transaction Class Exemption 84-14, as amended) has or will have the authority either to (i) appoint or terminate BlackRock Investment Management, LLC as a manager of any assets of any employee benefit plan involved in the purchase of the Interest or (ii) negotiate the terms of a management agreement with BlackRock Investment Management, LLC on behalf of any employee benefit plan (including renewals or modifications thereof) with respect to such plan assets; and

(h)      As of the effective time of the Transaction’s closing, (a) the Shareholder Interests in Parent will be wholly-owned by (i) the Sponsor, (ii) Holdco, and (iii) certain Company rollover stockholders; and (b) all direct and indirect subsidiaries of Parent will be wholly-owned by Parent, except for certain equity interests in Parent granted to certain management of the Company and its wholly-owned subsidiaries.

11.     Confidentiality.  Subject to compliance with applicable law, regulation and rules of self-regulatory organizations, the terms of this commitment letter are strictly confidential and shall not be disclosed to anyone outside of the Investor, the Investor’s funds and accounts under management, Gores, Holdco, Parent, and each of the foregoing Persons’ respective affiliates, auditors and financial and legal advisors.

12.     Other Investors.  The terms of investment of any other investors in Holdco, or any other investment vehicle with respect to the Transaction, and the rights and benefits established in favor of such investors are not more favorable in any material respect to such investors than such terms, rights and benefits established in favor of the Investor.

13.     This Letter Agreement is being entered into by Portfolio Administration & Management Ltd. (“PAM”) on behalf of one or more of the following investment funds: SONJ Private Opportunities Fund II, L.P., BR/ERB Co-Investment Fund, L.P., Red River Direct Investment Fund, L.P., BlackRock Private Equity Onshore Holdings IV, L.P., DivPEP IV Offshore Holdings, L.P., Vesey Street Fund IV (ERISA), L.P. and Vesey Street Employee Fund IV, L.P. Notwithstanding the other provisions of this letter agreement, PAM shall cause the applicable investment funds to execute equity commitment letters (in identical form to this letter but excluding this Section 13) reflecting commitment amounts, in the aggregate, equal to the amount of the Commitment, and upon delivery of such equity commitment letters and acceptance thereof by Gores, this Letter Agreement shall be deemed terminated and have no force or effect, except with respect to any default by PAM arising out of any event occurring prior to the receipt of the foregoing equity commitment letters.

If the foregoing is acceptable to you, please sign and return a copy of this commitment letter, whereupon this commitment letter shall constitute the binding obligation of the Investor to provide the aforementioned Commitment to Holdco and Parent on the terms and conditions set forth herein.  This commitment letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.  This commitment letter constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, both written and oral, between or among Holdco, Parent and the Investor or any of its affiliates.  This commitment letter may not be amended, except by an instrument in writing signed by each of the parties hereto.  This commitment letter may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

Very truly yours,

PORTFOLIO ADMINISTRATION & MANAGEMENT LTD.

On behalf of funds under management

By:	/s/ Arslan Mian
	Name:	Arslan Mian
	Title:	Vice President

Commitment Amount: $80,000,000

Agreed to and accepted
this 29th day of January, 2012.

THE GORES GROUP, LLC

By:	/s/ Eric R. Hattler
	Name:	Eric R. Hattler
	Title:	Managing Director & General Counsel